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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Seagull Energy Corporation on Form S-3 filed on May 20, 1994 and to the incorporation by reference therein of our report dated January 21, 1994 with respect to the consolidated financial statements of Novalta Resources Inc. (which was acquired by Seagull Energy Corporation from Novacor Petrochemicals, Ltd.) as of December 31, 1993 and 1992, and for each of the years in the two-year period ended December 31, 1993 included in Amendment No. 1 on Form 8-KA filed February 16, 1994 to the Current Report on Form 8-K of Seagull Energy Corporation filed January 19, 1994.

                                          ERNST & YOUNG

Calgary, Alberta, Canada
May 20, 1994